Exhibit 5.1
[Synovus Letterhead]
June 21, 2018
Board of Directors
Synovus Financial Corp.
1111 Bay Avenue
Suite 500
Columbus, Georgia 31901

Re:	Synovus Financial Corp. - Registration Statement on Form S-3
(File No. 333-212916)
Ladies and Gentlemen:
I am the Deputy General Counsel and Assistant Secretary of Synovus Financial Corp., a Georgia corporation (the “Company”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3, (File No. 333-212916) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
This opinion letter is furnished to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K in connection with the issuance and sale by the Company of 8,000,000 shares of the Company’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value (the “Shares”). The Shares are issued and sold pursuant to the Company’s prospectus, dated August 4, 2016 (the “Base Prospectus”) included in the Registration Statement and the related preliminary prospectus supplement dated June 12, 2018 and the related final prospectus supplement dated June 12, 2018 (collectively, the “Prospectus Supplement”), which Shares are being issued and sold to Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the several underwriters named in Schedule I to the Underwriting Agreement dated as of June 12, 2018 (the “Underwriting Agreement”) by and among the Company and the Representatives.
In rendering the opinions expressed herein, and except as hereinafter limited, I have examined the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Company’s Articles of Incorporation and Bylaws (in each case as amended or restated), and the records of proceedings of the Board of Directors (including committees thereof) and shareholders of the Company deemed by me to be relevant to this opinion letter. I have also made such legal and factual examinations and inquiries as I have deemed necessary for purposes of expressing the opinions set forth herein.
As to certain factual matters relevant to this opinion letter, I have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as I have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, I have made no independent investigations with regard thereto, and, accordingly, I do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In my examination of the relevant documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to me as copies (including facsimile and electronic copies). This opinion letter is given, and all statements herein are made, in context of the foregoing.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor as provided in the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable, with no pre-emptive rights attaching thereto.
This opinion letter is limited to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion letter is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond that expressly stated.
This opinion letter is delivered for use solely in connection with the issuance of the Shares in the transactions contemplated by the Registration Statement, the Base Prospectus, the Prospectus Supplement and the Underwriting Agreement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my prior express written consent. This opinion letter is delivered as of the date hereof, and I make no undertaking and expressly disclaim any duty to supplement or update the opinions expressed herein, if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect this opinion and the other statements expressed herein. This opinion letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein and is not to be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without my prior express written consent.
I consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated June 21, 2018, which is incorporated by reference in the Registration Statement, and to the reference to me under the captions “Legal Opinions” in the Base Prospectus and “Legal Matters” in the Prospectus Supplement. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
The only opinion rendered by me in this opinion letter consists of those matters set forth in paragraph 6 hereof, and no opinion is implied or may be inferred beyond the opinion expressly stated herein.

Very truly yours,

/s/ Mary Maurice Young